As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 033-55707

Registration No. 033-62477

Registration No. 333-09881

Registration No. 333-13971

Registration No. 333-134996

Registration No. 333-169373

Registration No. 333-198489

Registration No. 333-238047

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

to

FORM S-3

Registration Statement No. 033-55707

Registration Statement No. 033-62477

Registration Statement No. 333-09881

Registration Statement No. 333-13971

Registration Statement No. 333-134996

Registration Statement No. 333-169373

Registration Statement No. 333-198489

Registration Statement No. 333-238047

UNDER

THE SECURITIES ACT OF 1933

Alleghany Corporation

(Exact name of registrant as specified in its charter)

Delaware	51-0283071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1411 Broadway, 34th Floor

New York, New York 10018

(212) 752-1356

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher K. Dalrymple

Senior Vice President, General Counsel and Secretary

1411 Broadway, 34th Floor

New York, New York 10018

(212) 752-1356

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven A. Seidman, Esq.

Laura L. Delanoy, Esq.

Laura H. Acker, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statements described herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-3 (collectively, the “Prior Registration Statements”) of Alleghany Corporation (the “Registrant”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

1.	Registration Statement No. 033-55707, originally filed with the SEC on September 30, 1994, as amended on December 22, 1994, as further amended on December 29, 1994.

2.	Registration Statement No. 033-62477, originally filed with the SEC on September 8, 1995.

3.	Registration Statement No. 333-09881, originally filed with the SEC on August 9, 1996.

4.	Registration Statement No. 333-13971, originally filed with the SEC on October 11, 1996.

5.	Registration Statement No. 333-134996, originally filed with the SEC on June 14, 2006.

6.	Registration Statement No. 333-169373, originally filed with the SEC on September 15, 2010.

7.	Registration Statement No. 333-198489, originally filed with the SEC on August 29, 2014.

8.	Registration Statement No. 333-238047, originally filed with the SEC on May 6, 2020.

On March 20, 2022, the Company entered into an Agreement and Plan of Merger, by and among the Company, Berkshire Hathaway Inc. (“Parent”) and O&M Acquisition Corp., a Delaware corporation (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), as a result of which the Company continued as the surviving corporation, and wholly-owned subsidiary of Parent.

The Merger became effective on October 19, 2022 (the “Effective Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Company in the Prior Registration Statements to remove from registration by means of a post-effective amendment any and all securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered under the Prior Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of October, 2022.

ALLEGHANY CORPORATION

By:	/s/ Kerry J. Jacobs
Name:	Kerry J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.